[KPMG Letterhead]

                                                                 EXHIBIT 23(b)



                        CONSENT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders of Zygo Corporation:


We consent to incorporation by reference in this Registration Statement on Form S-3 of Zygo Corporation of our report dated August 12, 2000, relating to the consolidated balance sheets of Zygo Corporation as of June 30, 2000, and 1999, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 2000, which report is included in the annual report of Zygo Corporation on Form 10-K for the fiscal year ended June 30, 2000.



/s/ KPMG LLP


Hartford, CT
September 25, 2000